UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Soliciting Material under §240.14a-12

FIRST INDUSTRIAL REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 13, 2026, the Board of Directors (the “Board”) of First Industrial Realty Trust, Inc. (“First Industrial” or the “Company”) issued a letter to stockholders to highlight the Company’s strategic progress, strong results and commitment to Board refreshment, and to urge shareholders to vote for all of the Company’s director nominees at the Company’s 2026 Annual Meeting of Stockholders. The full letter follows.

FIRST INDUSTRIAL REALTY TRUST

Dear Fellow First Industrial Stockholders,

April 13, 2026

As we approach our 2026 Annual Meeting of Stockholders (the "Annual Meeting") on April 30, 2026, the First Industrial Board urges you to protect the value of your shares by voting "FOR" First Industrial's nominees.

First Industrial is successfully executing its clear, consistent, value-driven strategy, delivering strong operating and financial performance, upgrading the quality of its portfolio and driving sustained stockholder value creation.

The Company began 2026 from a position of strength and remains focused on capitalizing on the significant opportunities within its portfolio and development pipeline to drive continued cash flow growth and enhanced stockholder value.

A Winning Strategy Driving Results

First Industrial's Board and management team have overseen a multi-year transformation that has upgraded asset quality and positioned the Company for continued upside. Since 2010, the Company has fundamentally transformed its portfolio, driving improved metrics, including **higher average base rent** and **NOI per square foot, larger average building size** and **increased average square footage** per tenant, reflecting the Company's evolution toward modern, higher-quality warehouse assets.

The Company has also delivered **superior total stockholder returns relative to its industrial and proxy peers and the broader REIT universe across multiple time periods**,[1] all of which is further illustrated in the TSR chart in this letter. The Company's financial performance reflects the strength of its portfolio, the durability of its growth, management's ability to operate efficiently and the Board's critical oversight.

Consistent Execution Against Long-Term Commitments

First Industrial has consistently met or exceeded the objectives it established for stockholders at its two most recent Investor Days:

Adjusted Funds From Operations Growth[2]:
10.3% CAGR
versus 9% target
(~$185 million increase)

Achieved Leverage Target:
Maintained debt to EBITDA below 6.0x, currently ~4.8x

Core Market Concentration:
Achieved ~97% concentration in 15 core markets

[1] Based on flat average of select peers including PLD, REXR, EGP and TRNO.

[2] AFFO is a proxy of cash flow growth.

Vote "FOR" ALL of First Industrial's highly qualified director nominees TODAY!

Commitment to Board Refreshment

Frank E. Schmitz

First Industrial has demonstrated its ongoing commitment to maintaining a Board of Directors with the right balance of expertise, continuity and perspective. The Company recently announced that Frank E. Schmitz will join the First Industrial Board effective June 1, 2026. With nearly four decades of experience across real estate lending, investment, development, capital markets and cross-border capital flows, Mr. Schmitz's deep knowledge of and insights into the industry will further strengthen the Board's effective oversight of the Company's long-term value creation strategy.

Separately, in November 2025, Land & Buildings notified the Company of its nomination of its Founder and Managing Principal, Mr. Jonathan Litt, for election to First Industrial's Board. In response, the Company engaged extensively with Mr. Litt and additional individuals he suggested as potential director candidates, carefully considering his perspectives on the Company and its strategy and extending its search process to accommodate Land & Buildings' involvement.

After months of dialogue and engagement, Land & Buildings voluntarily and without discussion or proxy filing withdrew its nomination of Mr. Litt on March 20, 2026.

We have tried to avoid a costly and distracting proxy contest. Mr. Litt is now pursuing a withhold campaign against the Company's experienced, highly qualified and incumbent directors who have played critical roles in overseeing First Industrial's strategy and delivering sustained stockholder returns.

First Industrial's Board has been deliberate in assembling directors with the skills, experience and perspectives needed to support the Company's strategy and long-term performance. Messrs. Dominski and Hackett have served on the Company's Board during a period of significant, positive transformation of its portfolio, and their experience and perspectives continue to be valuable to First Industrial's success.

Strong Leadership Delivering Superior Returns

Under the Board's leadership, First Industrial has achieved a consistent track record of improving financial and operating performance. The Board and management team remain focused on a disciplined capital allocation framework designed to deliver superior stockholder returns while maintaining financial flexibility.

Market data as of 12/3/2025 (Unaffected: Day prior to L&B public deck release)

	1 year	Since Feb. 2024	3 year	5 year	Since 2017 Investor Day
First Industrial ("FR")	**10%**	**10%**	**20%**	**54%**	**117%**
Industrial peer avg.	9%	(1%)	11%	34%	115%
FR delta to Industrial peer avg.	1%	12%	9%	20%	2%
MSCI US REIT Index (Total return)	(2)%	17%	23%	41%	54%
FR delta to MSCI US REIT Index (Total return)	11%	(7%)	(3%)	13%	63%
Proxy peer avg.	(2)%	11%	18%	43%	85%
FR delta to proxy peer avg.	12%	(1)%	3%	11%	32%

Market data as of 4/6/2026 (Current)

	1 year	Since Feb. 2024	3 year	5 year	Since 2017 Investor Day
First Industrial ("FR")	**27%**	**17%**	**23%**	**42%**	**131%**
Industrial peer avg.	19%	(2%)	4%	20%	114%
FR delta to Industrial peer avg.	8%	19%	19%	22%	17%
MSCI US REIT Index (Total return)	18%	23%	33%	31%	62%
FR delta to MSCI US REIT Index (Total return)	9%	(6%)	(11%)	10%	68%
Proxy peer avg.	14%	14%	26%	28%	88%
FR delta to proxy peer avg.	13%	3%	(3%)	14%	42%

Note: Industrial peers based on flat average of EGP, PLD, REXR and TRNO; Proxy peers based on flat average of ADC, BRX, COLD, CUBE, EGP, HR, KRG, LXP, MAC, OHI, REXR, STAG and TRNO.

Note: Since 2/8/2024, the date of FR's Q4'23 earnings call, during which the Company officially announced the completion of its major disposition / repositioning plan, originally outlined during its 2020 Investor Day.

In a recent letter, Land & Buildings claimed the Company's use of total stockholder return data was 'cherry-picked' to reflect specific performance. In reality, and as evidenced by the above, First Industrial has consistently delivered superior total stockholder returns relative to its industrial and proxy peers and the broader REIT universe across many time periods, including 1-year and 5-year, as well as since February 2024 and since the Company's 2017 Investor Day. The only self-serving cherry-pick is the one that ignores these irrefutable facts.

Additional Recent Performance Highlights Include:

- 11.7% year-over-year growth in Funds From Operations per share to $2.96 in 2025
- Peer-leading growth in cash rental rates and same-store Net Operating Income
- Sustained high occupancy and leasing momentum across the portfolio
- Balance sheet strength due to extended maturities and improved pricing
- Authorization of a $250 million share repurchase program

Of note, the Company's steady dividend growth is a direct result of its strong cash flow growth, financial performance and disciplined execution. The First Industrial Board of Directors increased the Company's dividend by 15.6% for 2024, 20.3% for 2025 and 12.4% for 2026. These dividend increases are a direct reflection of First Industrial's consistent out-performance in its growth of AFFO and continued commitment to returning value to stockholders.

Importantly, leading independent proxy advisory firm Institutional Shareholder Services (ISS) recommends that First Industrial's stockholders vote "FOR" all the Company's director nominees, as well as the Company's additional proposals at its upcoming Annual Meeting on April 30, 2026. ISS concluded that "support for all agenda items is warranted" based on its evaluation of the Company's disclosures and practices.

Altogether, these results demonstrate the effectiveness of the Company's strategy and the strength of its transformed, high-quality portfolio. Through consistent execution, disciplined capital allocation and a focus on high-barrier, growth-oriented markets, First Industrial continues to deliver strong earnings growth and superior long-term returns.

Thank you for your continued support and trust.

Sincerely,
The First Industrial Board of Directors

Vote "FOR" ALL of First Industrial's highly qualified director nominees TODAY!

If you have any questions or require assistance in voting your shares, please contact the Company's proxy solicitor:

Georgeson
Part of the Computershare Group

51 West 52nd Street, 6th Floor
New York, NY 10019

Stockholders, Banks and Brokers

Call Toll Free:
866-766-8108

Email:
FirstIndustrial@Georgeson.com

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). We intend for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions and describe our future plans, strategies and expectations, and are generally identifiable by use of the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "project," "seek," "target," "potential," "focus," "may," "will," "should" or similar words. Although we believe the expectations reflected in forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. Factors that could have a materially adverse effect on our operations and future prospects include, but are not limited to: changes in national, international, regional and local economic conditions generally and real estate markets specifically, including impacts and uncertainties arising from trade disputes and tariffs on goods imported to or exported from the United States; changes in legislation/regulation (including laws governing the taxation of real estate investment trusts) and actions of regulatory authorities; our ability to qualify and maintain our status as a real estate investment trust; the availability, cost and attractiveness of financing (including both public and private capital), increases in or prolonged periods of elevated interest rates, and our ability to raise equity capital on attractive terms; the availability and attractiveness of terms of debt repurchases; our ability to retain our credit agency ratings; our ability to comply with applicable financial covenants; changes in the competitive environment in which we operate, including changes in supply, demand and valuation of industrial properties and land in our current and potential markets; our ability to identify, acquire, develop and/or manage properties on favorable terms; our ability to dispose of properties on favorable terms; our ability to successfully integrate acquired properties; potential liability relating to environmental matters; defaults on or non-renewal of leases by our tenants; decreases in rental rates or increases in vacancy rates; higher-than-expected real estate construction costs and delays in development or lease-up timelines; uncertainty and economic impacts of pandemics, epidemics or other public health emergencies or fear of such events; risks associated with cybersecurity breaches, cyberattacks, intrusions or other significant disruptions of our information technology networks or systems; potential natural disasters and other catastrophic events, including acts of war or terrorism; insufficient or unavailable insurance coverage; technological developments, particularly those affecting supply chains and logistics; litigation risks, including costs associated with prosecuting or defending claims and potential adverse outcomes; risks associated with our investments in joint ventures, including our lack of sole decision-making authority; and other risks and uncertainties described in Item A, "Risk Factors" and elsewhere in our annual report, on Form 10-K for the year ended December 31, 2025, as well as those risks and uncertainties discussed from time to time in our other Exchange Act reports and public filings with the Securities and Exchange Commission (the "SEC"). We caution you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this press release or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements except as may be required by law. For further information on these and other factors that could impact us and the statements contained herein, reference should be made to our filings with the SEC.

Additional Information

On March 30, 2026, First Industrial Realty Trust, Inc. ("First Industrial") filed a definitive proxy statement on Schedule 14A (the "Proxy Statement") and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with its 2026 Annual Meeting of Stockholders (the "2026 Annual Meeting") and its solicitation of proxies for First Industrial's director nominees and for other matters to be voted on. First Industrial may also file other relevant documents with the SEC regarding its solicitation of proxies for the 2026 Annual Meeting. This communication is not a substitute for any proxy statement or other document that First Industrial has filed or may file with the SEC in connection with any solicitation by First Industrial. FIRST INDUSTRIAL STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents (including the WHITE proxy card) as and when filed by First Industrial with the SEC without charge from the SEC's website at www.sec.gov. Copies of the documents filed by First Industrial with the SEC also may be obtained free of charge at First Industrial's investor relations website at https://investor.firstindustrial.com or upon written request sent to First Industrial Realty Trust, Inc., One North Wacker Drive, Suite 4200, Chicago, Illinois 60606, Attention: Investor Relations

Certain Information Regarding Participants

First Industrial, its directors, certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from First Industrial stockholders in connection with the matters to be considered at the 2026 Annual Meeting. Information regarding the names of such directors and executive officers and their respective interests in First Industrial, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on March 30, 2026, in the sections captioned "Security Ownership of Management and Certain Beneficial Owners," and "Exhibit A: Additional Information Regarding Participants in the Solicitation." To the extent that First Industrial's directors and executive officers who may be deemed to be participants in the solicitation have acquired or disposed of securities holdings since the applicable "as of" date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Beneficial Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC's website at www.sec.gov.